For the fiscal year ended (a) 7/31/95
File number (c) 811-5055

                         SUB-ITEM 77 D

                            EXHIBITS

          Policies with respect to security investment

     On May 3, 1995, the Trustees approved and authorized a change in the name of the Conservatively Managed Portfolio to the Balanced Portfolio. The Balanced Portfolio would be required by the SEC to maintain at least 25 percent of the value of its assets in fixed income senior securities. The changes will become effective September 29, 1995.































77d-ii.asc